SIR Worldwide, LLC
Refrigeration Solutions For The World
418 S. Central Ave., Suite 204, Los Angeles, CA 90013
Ph: 213-626-5885 Fx:213-626-7185 Email: sirworld@msn.com


                           CERTIFICATION AND OPINION

     Be it known that as of this day of September 15,1998, SIR Worldwide, LLC, a California limited liability company, hereby certifies as follows:

     1. SIR Worldwide, LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

     2. All the Membership Interests of SIR Worldwide, LLC, have been duly authorized, and are validly issued, fully paid and nonassessable.

     3. SIR Worldwide, LLC, has taken all requisite corporate action to approve the attached agreement and the transactions contemplated thereby, and that the attached agreement has been duly authorized, executed and delivered by SIR Worldwide, LLC, and constitutes a valid and binding agreement of SIR Worldwide, LLC, enforeceable in accordance with its terms.

     4. Members of SIR Worldwide, LLC, have taken all requisite corporate action to approve the attached agreement and the transactions contemplated thereby.

     5. To the knowledge of SIR Worldwide, LLC, the execution, delivery and performance of the attached agreement by SIR Worldwide, LLC, and the consummation of the transactions contemplated thereby will not conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, contract or commitment to which Purchased and PowerCold is not also a party which is material to the business or properties of SIR Worldwide, LLC, as a whole or constitute a material default thereunder or give to the others any material right of termination, cancellation or acceleration thereunder, or otherwise require any approval which has not been obtained.

     6. The Members of SIR Worldwide, LLC, with respect to the attached agreement is proposed shall not have exercised their right to dissent as dissenting members or similar rights under Nevada law.

     7. SIR Worldwide, LLC, has title, free and clear of all encumbrances, liens, mortgages, security interests, or encumbrances of any nature for: (i) U.S. Patent No. 5,029,453; (ii) all trade secrets, patents, patent applications, "know-how" and technology used by SIR Worldwide, LLC, in connection with its "CIT Units" as acquired by Purchaser in accordance with attached agreement.

     This written certification and opinion shall be effective as of the date first set forth above.

     /s/John S. Scherer     9/15/98
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     John S. Scherer, Member   Date
     SIR WORLDWIDE, LLC